Exhibit 23.5

[LETTERHEAD OF MCDANIEL & ASSOCIATES CONSULTANTS LTD.]

Consent of McDaniel & Associates Consultants Ltd.

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our report dated January 25, 2013, included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

McDaniel & Associates Consultants Ltd.

By:	/s/ P.A. Welch, P. Eng.
P.A. Welch, P. Eng.
President & Managing Director

2200, Bow Valley Square 3,

255 - 5 Avenue SW

Calgary, Alberta,

T2P 3G6

April 19, 2013